Exhibit 4.4

Execution Version

THIRD SUPPLEMENTAL INDENTURE

THIRD SUPPLEMENTAL INDENTURE (this “Third Supplemental Indenture”), dated as of March 10, 2026, between Fidelity National Information Services, Inc., a Georgia corporation (the “Company”), and Regions Bank, as trustee (the “Trustee”) in connection with the Base Indenture referred to below.

WHEREAS, the Company, certain other parties thereto and the Trustee entered into an Indenture (the “Base Indenture”), dated as of March 10, 2026, pursuant to which the Company may issue Securities from time to time;

WHEREAS, the Company proposes to issue and establish a new series of Securities in accordance with Section 3.1 of the Base Indenture pursuant to this Third Supplemental Indenture (the Base Indenture, as supplemented and amended by this Third Supplemental Indenture, the “Indenture”); and

WHEREAS, all things necessary to make this Third Supplemental Indenture the legal, valid and binding obligation of the Company have been done.

NOW, THEREFORE, for and in consideration of the premises, it is mutually covenanted and agreed as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. Capitalized terms used herein without definition shall have the respective meanings given them in the Base Indenture, provided that references to “this Indenture”, “herein”, “hereof” and “hereunder” and other words of a similar import in the Base Indenture shall be deemed to be a reference to the Base Indenture as supplemented and amended by this Third Supplemental Indenture. Any references to “Article” or “Section” herein shall be a reference to an article or section of this Third Supplemental Indenture unless expressly specified otherwise. For purposes of this Third Supplemental Indenture, the following terms shall have the meanings specified below, notwithstanding any contrary definition in the Base Indenture.

“Below Investment Grade Rating Event” means the rating on the Notes (as hereinafter defined) is lowered by each of the Rating Agencies and the Notes are rated below an Investment Grade Rating by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any Rating Agency).

“Benchmark” means, initially, Compounded SOFR; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Compounded SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

“Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the Company (or the Designee) as of the Benchmark Replacement Date:

(1) the sum of: (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark and (b) the Benchmark Replacement Adjustment;

(2) the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment;

(3) the sum of: (a) the alternate rate of interest that has been selected by the Company (or the Designee) as the replacement for the then-current Benchmark giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate notes at such time and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the Company (or the Designee) as of the Benchmark Replacement Date:

(1) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2) if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment;

(3) the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Company (or the Designee) giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating rate notes at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definitions of “Interest Period” and “Observation Period,” the timing and frequency of determining rates and making payments of interest, the rounding of amounts or tenors and other administrative matters) that the Company (or the Designee) decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the Company (or the Designee) decides that adoption of any portion of such market practice is not administratively feasible or if the Company (or the Designee) determines that no market practice for use of the Benchmark Replacement exists, in such other manner as the Company (or the Designee) determines is reasonably necessary).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

For the avoidance of doubt, for purposes of the definitions of Benchmark Replacement Date and Benchmark Transition Event, references to Benchmark also include any reference rate underlying such Benchmark.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

(2) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“Calculation Agent” shall mean Regions Bank, or any successor thereto.

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties and assets of the Company and its Subsidiaries taken as a whole to any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) other than the Company and its Subsidiaries; (2) the approval by the holders of the Company’s common stock of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture); (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the then outstanding number of shares of the Company’s voting stock; or (4) the Company consolidates or merges with or into any entity, pursuant to a transaction in which any of the outstanding voting stock of the Company or such other entity is converted into or exchanged for cash, securities or other property (except when voting stock of the Company constitutes, or is converted into, or exchanged for, at least a majority of the voting stock of the surviving person).

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Compounded SOFR” has the meaning provided in Section 2.04(d).

“Designee” has the meaning provided in Section 2.04(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fitch” means Fitch Ratings, Inc. or any successor to the rating agency business thereof.

“Interest Payment Determination Date” with respect to an Interest Period means the date that is two U.S. Government Securities Business Days before the applicable Interest Payment Date.

“Interest Payment Date” has the meaning provided in Section 2.04(a).

“Interest Period” means (i) the period from, and including, the most recent Interest Payment Date (or, with respect to the initial Interest Period only, from and including March 10, 2026) to, but excluding, the next succeeding Interest Payment Date or (ii) in the case of the last such period, from, and including, the Interest Payment Date immediately preceding the Stated Maturity to, but excluding, the Stated Maturity.

“Interest Rate” has the meaning provided in Section 2.04(a).

“Investment Grade Rating” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, respectively.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Observation Period” means, in respect of each Interest Period, the period from, and including, the date that is two U.S. Government Securities Business Days preceding the first date in such Interest Period to, but excluding, the Interest Payment Determination Date for such Interest Period.

“Rating Agencies” means each of Fitch, Moody’s and S&P, so long as such entity makes a rating of the Notes publicly available; provided, however, if any of Fitch, Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the control of the Company, the Company shall be allowed to designate a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act (as certified by a resolution of the Board of Directors of the Company) as a replacement agency for the agency that ceased to make such a rating publicly available. For the avoidance of doubt, failure by the Company to pay rating agency fees to make a rating of the Notes shall not be a “reason outside of the control of the Company” for the purposes of the preceding sentence.

“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is Compounded SOFR, the SOFR Index Determination Time and (2) if the Benchmark is not Compounded SOFR, the time determined by the Company or the Designee after giving effect to the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“S&P” means Standard & Poor’s Global Ratings, a division of S&P Global Inc. or any successor to the rating agency business thereof.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the Benchmark (or a successor administrator), on the Federal Reserve Bank of New York’s website.

“SOFR Index” has the meaning provided in Section 2.04(d).

“SOFR Index Determination Time” has the meaning provided in Section 2.04(d).

“SOFRi” has the meaning provided in Section 2.04(e).

“Spread” has the meaning provided in Section 2.04(a).

“U.S. Government Securities Business Day” is any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

Section 1.02. The Base Indenture is hereby amended, solely with respect to the Notes, by amending the definitions of “Credit Agreements” and “Guarantors” as they appear in Section 1.1 thereof to read as follows:

“Credit Agreements” means, collectively, (i) the Term Loan Credit Agreement, dated as of May 1, 2025, among the Company, Goldman Sachs Bank USA, as administrative agent, and the lenders from time to time party thereto, (ii) the Ninth Amended and Restated Credit Agreement, dated as of November 6, 2025, among the Company, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders and other financial institutions from time to time party thereto and (iii) the Revolving Credit Agreement, dated as of November 6, 2025, among the Company, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders from time to time party thereto, in each case as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time after the date thereof.

“Guarantors” means, subject to Section 12.7, any Subsidiaries that become Guarantors pursuant to Section 9.9.

Section 1.03. The Base Indenture is hereby amended, solely with respect to the Notes, by amending Section 9.9 to read as follows:

“Section 9.9. Guarantees. If this Section 9.9 is specified as applicable to the Securities of a series pursuant to Section 3.1, the Company will cause each of its wholly-owned Subsidiaries that is formed or otherwise incorporated in the United States or a state thereof or the District of Columbia that guarantees or becomes a co-obligor in respect of any Debt of the Company under the Credit Facilities after the initial issue date of the Securities of such series to enter into a supplemental indenture in the form of Exhibit A (which shall not be required to be signed by the other then-existing Guarantors) or as otherwise specified with respect to the Securities of such series pursuant to which such Subsidiary shall agree to guarantee the Securities of such series on the terms set forth in Article 12 hereof or on such other terms as are specified as applicable to such series pursuant to Section 3.1. Any such additional Guarantor shall be subject to release from such Guarantee under the circumstances set forth in Section 12.7 or as otherwise specified with respect to such Securities.”

Section 1.04. The Base Indenture is hereby amended, solely with respect to the Notes, by amending Section 4.6(c) and Section 4.6(d) thereof to read as follows:

“(c) In the case of an election under Section 4.4, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that (i) the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or (ii) since the date of this Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the beneficial owners of such Securities and any coupons appertaining thereto will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred.

(d) In the case of an election under Section 4.5, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the beneficial owners of such Securities and any coupons appertaining thereto will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred.”

ARTICLE 2

THE NOTES

There is hereby established a new series of Securities with the following terms:

Section 2.01. Title; Nature. Pursuant to the terms hereof and Sections 2.1, 3.1 and 3.3 of the Base Indenture, the Company hereby creates a series of Securities designated as the “Floating Rate Senior Notes due 2029” (the “Notes”), which shall be deemed “Securities” for all purposes under the Base Indenture. The CUSIP Number of the Notes shall be 31620M CC8.

Section 2.02. Principal Amount. The limit upon the aggregate principal amount of the Notes which may be authenticated and delivered under the Indenture (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of other Notes pursuant to Sections 3.4, 3.5, 3.6, 8.6 or 10.7 of the Base Indenture or Section 2.06 or 2.08 of this Third Supplemental Indenture and except (i) for any Notes which, pursuant to Section 3.3 of the Base Indenture, are deemed never to have been authenticated and delivered thereunder and (ii) as provided in the last sentence of Section 3.1(c) of the Base Indenture) is $500,000,000. The Company may from time to time, without notice to, or the consent of, the Holders of the Notes increase the principal amount of the Notes, on the same terms and conditions (except for the issue date, the public offering price and, in some cases, the first interest payment date and the initial interest accrual date); provided that if any additional Notes are issued at a price that causes them to have “original issue discount” within the meaning of the Internal Revenue Code of 1986, as amended, and the regulations thereunder, such additional Notes shall not have the same CUSIP Number as the original Notes. The Notes shall be initially issued on the date hereof and thereafter upon any reopening of the series of which the Notes are a part.

Section 2.03. Stated Maturity of Principal. The date on which the principal of the Notes is payable, unless the Notes are theretofore accelerated or purchased pursuant to the Indenture, shall be March 10, 2029. The Notes shall bear no premium upon payment at Stated Maturity.

Section 2.04. Interest.

(a) Except as set forth in this Section 2.04, the Notes will bear interest for each Interest Period at a rate determined by the Calculation Agent. Interest payments on the Notes will be made quarterly in arrears on March 10, June 10, September 10 and December 10 of each year, beginning on June 10, 2026, and on the Stated Maturity (each, an “Interest Payment Date”), to the Holders of the Notes at the close of business on the 15th calendar day (whether or not a Business Day) immediately preceding the related Interest Payment Date (each, a “Regular Record Date”). The interest rate on the Notes (the “Interest Rate”) for a particular Interest Period (as defined herein) will be a per annum rate equal to a benchmark rate, which will initially be Compounded SOFR, as determined on the Interest Payment Determination Date, plus a spread (the “Spread”) of 121 basis points (1.210%). Promptly upon determination, the Calculation Agent will inform the Trustee and the Company, or as set forth in this Section 2.04, the Company or its designee (which may be an independent financial advisor or such other designee of the Company (any such entity, the “Designee”)) will inform the Trustee, of the Interest Rate for such Interest Period. Absent manifest error, the determination of the Interest Rate by the Calculation Agent, or as set forth in this Section 2.04, by the Company or the Designee, shall be binding and conclusive on the Holders of the Notes, the Trustee and the Company. For the avoidance of doubt, in no event shall the Calculation Agent, Trustee or Paying Agent be the Designee.

None of the Trustee, the Paying Agent or the Calculation Agent shall be under any obligation (i) to monitor, determine or verify the unavailability or cessation of Compounded SOFR (or any other Benchmark), or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of, any Benchmark Transition Event or related Benchmark Replacement Date, (ii) to select, determine or designate any Benchmark Replacement, or other successor or replacement benchmark index, or whether any conditions to the designation of such a rate or index have been satisfied, (iii) to select, determine or designate any Benchmark Replacement Adjustment, or other modifier to any replacement or successor index, or (iv) to determine whether or what Benchmark Replacement Conforming Changes are necessary or advisable, if any, in connection with any of the foregoing, including, but not limited to, adjustments as to any alternative spread thereon, the business day convention, interest payment determination dates or any other relevant methodology applicable to such substitute or successor Benchmark. In connection with the foregoing, each of the Trustee, the Paying Agent and the Calculation Agent shall be entitled to conclusively rely on any determinations made by the Company or the Designee without independent investigation, and none will have any liability for actions taken at the direction of the Company.

Any determination, decision or election that may be made by the Company or the Designee in connection with a Benchmark Transition Event or a Benchmark Replacement, including any determination with respect to a rate or adjustment or of the occurrence of non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error, may be made in the Company’s or the Designee’s sole discretion and, notwithstanding anything to the contrary herein, will become effective without consent from any other party. None of the Trustee, the Calculation Agent or the Paying Agent will have any liability for any determination made by or on behalf of the Company or the Designee in connection with a Benchmark Transition Event or a Benchmark Replacement.

None of the Trustee, the Paying Agent or the Calculation Agent shall be liable for any inability, failure or delay on its part to perform any of its duties set forth herein as a result of the unavailability of Compounded SOFR or other applicable Benchmark Replacement, including as a result of any failure, inability, delay, error or inaccuracy on the part of any other transaction party in providing any direction, instruction, notice or information required or contemplated by the terms hereof and reasonably required for the performance of such duties. None of the Trustee, the Paying Agent or the Calculation Agent shall be responsible or liable for the Company’s actions or omissions or for those of the Designee, or for any failure or delay in the performance by the Company or the Designee, nor shall any of the Trustee, the Paying Agent or the Calculation Agent be under any obligation to oversee or monitor the Company’s performance or that of the Designee.

(b) Interest on the Notes will accrue from and including March 10, 2026 to, but excluding, the first Interest Payment Date and then from and including the immediately preceding Interest Payment Date to which interest has been paid or duly provided for to, but excluding, the next Interest Payment Date or the Stated Maturity, as the case may be; provided that, notwithstanding Section 1.12 of the Base Indenture, if an Interest Payment Date (other than the Stated Maturity) falls on a day that is not a Business Day, the Interest Payment Date shall be postponed to the next succeeding Business Day (in which case no additional interest will accrue or otherwise accumulate on the amount payable for the period from and after any such Interest Payment Date) unless such next succeeding Business Day would be in the following month, in which case, the Interest Payment Date shall be the immediately preceding Business Day.

(c) As set forth in Section 2.04(d), the amount of interest accrued and payable on the Notes for each Interest Period shall be equal to the product of (i) the outstanding principal amount of the Notes multiplied by (ii) the product of (a) the Interest Rate for the relevant Interest Period multiplied by (b) the quotient of the actual number of calendar days in such Interest Period divided by 360.

(d) “Compounded SOFR” will be determined by the Calculation Agent in accordance with the following formula (and the resulting percentage will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, e.g., 9.753973% (or ..09753973) being rounded down to 9.75397% (or .0975397) and 9.753978% (or .09753978) being rounded up to 9.75398% (or .0975398)):

where:

“SOFR IndexStart” is the SOFR Index value for the day which is two U.S. Government Securities Business Days preceding the first date of the relevant Interest Period;

“SOFR IndexEnd” is the SOFR Index value for the day which is two U.S. Government Securities Business Days preceding the Interest Payment Date relating to such Interest Period; and

“dc” is the number of calendar days in the applicable Observation Period.

For purposes of determining Compounded SOFR, “SOFR Index” means, with respect to any U.S. Government Securities Business Day:

(1) the SOFR Index published for such U.S. Government Securities Business Day as such value appears on the Federal Reserve Bank of New York’s website at 3:00 p.m. (New York time) on such U.S. Government Securities Business Day (the “SOFR Index Determination Time”); or

(2) if the SOFR Index specified in clause (1) does not so appear, unless both a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, with respect to SOFR, then Compounded SOFR shall be the rate determined pursuant to Section 2.04(e).

For the avoidance of doubt, the calculation of Compounded SOFR shall exclude the Spread. Notwithstanding anything to the contrary herein, if the Company or the Designee determines on or prior to the relevant Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to determining Compounded SOFR, then the benchmark replacement provisions set forth in Section 2.04(e) shall thereafter apply to all determinations of the Interest Rate.

For the avoidance of doubt, in accordance with Section 2.04(e), after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the interest payable for each Interest Period shall be an annual rate equal to the sum of the Benchmark Replacement and the Spread.

(e) If a SOFR IndexStart or SOFR IndexEnd is not published on the associated Interest Payment Determination Date and a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred with respect to SOFR, “Compounded SOFR” means, for the applicable Interest Period for which such index is not available, the rate of return on a daily compounded interest investment calculated in accordance with the formula for SOFR Averages, and definitions required for such formula, published on the website of the Federal Reserve Bank of New York, at https://www.newyorkfed.org/markets/reference-rates/additional-information-about-reference-rates, or any successor source. For the purposes of this Section 2.04(e), references in the SOFR Averages compounding formula and related definitions to “calculation period” shall be replaced with “Observation Period” and the words “that is, 30-, 90-, or 180- calendar days” shall be removed. If the daily SOFR (“SOFRi”) does not so appear for any day, “i” in the Observation Period, SOFRi for such day “i” shall be SOFR published in respect of the first preceding U.S. Government Securities Business Day for which SOFR was published on the Federal Reserve Bank of New York’s website.

(f) If the Company or the Designee determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred on or prior to the Reference Time in respect of any determination of the Benchmark on any date, the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the Notes in respect of such determination on such date and all determinations on all subsequent dates.

In connection with the implementation of a Benchmark Replacement, the Company (or the Designee) will have the right to make Benchmark Replacement Conforming Changes from time to time.

Any determination, decision or election that may be made by the Company (or the Designee) pursuant to this Section 2.04(f), including any determination with respect to tenor, rate or adjustment or of the occurrence or nonoccurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, shall be conclusive and binding absent manifest error, shall be made in the Company’s (or the Designee’s) sole discretion, and, notwithstanding anything to the contrary herein, shall become effective without consent from the Holders of the Notes or any other party.

Section 2.05. Place of Payment. The Place of Payment where the principal of and premium, if any, and interest on the Notes shall be payable is at the agency of the Company maintained for that purpose at the office of Regions Bank, 1180 West Peachtree Street, Suite 1200, Atlanta, Georgia 30309 , Attention: Craig Kaye; provided, however, that payment of interest due on an Interest Payment Date may be made at the option of the Company by check mailed to the address of the Person entitled thereto as such address shall appear in the Register or by transfer to an account maintained by the Person entitled thereto with a bank located in the United States; provided that the Paying Agent shall have received the relevant wire transfer information by the related Regular Record Date; and provided further that the Depositary, or its nominee, as Holder of Notes in global form, shall be entitled to receive payments of interest, principal and premium, if any, by wire transfer of immediately available funds in accordance with the applicable procedures of the Depositary.

Section 2.06. Optional Redemption. The Notes shall not be redeemable prior to March 10, 2029.

Section 2.07. Reserved.

Section 2.08. Right to Require Repurchase Upon a Change of Control Triggering Event.

(a) Upon the occurrence of any Change of Control Triggering Event, each Holder of Notes shall have the right to require the Company to repurchase all or any part of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth herein (provided that with respect to the Notes submitted for repurchase in part, the remaining portion of such Notes is in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof) at a purchase price in cash equal to 101% of the aggregate principal amount of the Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased, to, but excluding, the date of purchase (the “Change of Control Payment”).

(b) Within 30 days following any Change of Control Triggering Event, the Company shall mail or, with respect to Notes in global form, transmit in accordance with the applicable procedures of the Depositary a notice to Holders of the Notes, with a written copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state:

(i) a description of the transaction or transactions that constitute the Change of Control Triggering Event;

(ii) that the Change of Control Offer is being made pursuant to this Section 2.08 and that all Notes validly tendered and not withdrawn will be accepted for payment;

(iii) the Change of Control Payment and the “Change of Control Payment Date,” which date shall be no earlier than 15 days and no later than 60 days from the date such notice is mailed or transmitted;

(iv) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled “Purchase Notice” attached hereto as Exhibit B completed, or transfer the Notes by book-entry transfer, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(v) that Holders of the Notes will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of such Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his or her election to have the Notes purchased; and

(vi) if the notice is mailed or transmitted prior to the date of the consummation of the Change of Control, the notice will state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date.

(c) On the Change of Control Payment Date, the Company shall be required, to the extent lawful, to:

(i) accept for payment all Notes or portions of Notes properly tendered and not withdrawn pursuant to the Change of Control Offer;

(ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(iii) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased.

The Paying Agent will promptly mail, or with respect to Notes in global form, transmit, to each Holder of Notes properly tendered and not withdrawn the Change of Control Payment for such Notes (or with respect to Global Notes otherwise make such payment in accordance with the applicable procedures of the Depositary), and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder of Notes properly tendered and not withdrawn a new Note equal in principal amount to any unpurchased portion of any Notes surrendered; provided that each new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

(d) The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with this Section 2.08, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 2.08 by virtue of such conflicts.

(e) Notwithstanding the foregoing, the Company will not be required to make an offer to repurchase the Notes upon a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all the Notes properly tendered and not withdrawn under its offer.

Section 2.09. No Sinking Fund. There shall be no obligation of the Company to redeem or purchase the Notes pursuant to any sinking fund or analogous provisions, or except as set forth in Section 2.08 hereof, to repay any of the Notes prior to March 10, 2029 at the option of a Holder thereof. Article 11 of the Base Indenture shall not apply to the Notes.

Section 2.10. Guarantees. The Notes initially will not be guaranteed by any Subsidiary. Section 9.9 and Article 12 of the Indenture shall apply to the Notes.

Section 2.11. Denominations. The Notes shall be issued in fully registered form as Registered Securities (and shall in no event be issuable in the form of Bearer Securities) in denominations of two thousand Dollars ($2,000) or any amount in excess thereof which is an integral multiple of one thousand Dollars ($1,000). The Notes shall be denominated, and all payments thereon shall be made, in Dollars.

Section 2.12. Global Notes. The Notes shall initially be issued in global form. The Depository Trust Company (“DTC”) shall be the initial Depositary for the Notes, and the Notes shall be registered in the name of DTC or its nominee Cede & Co. The Notes shall be transferred only in accordance with the provisions of Section 3.5 of the Base Indenture. Beneficial interests in Notes issued in global form shall be exchangeable for certificated Securities representing such Notes only in the circumstances set forth in the seventh paragraph of Section 3.5 of the Base Indenture.

Section 2.13. Form of Notes. The form of the global Security representing the Notes is attached hereto as Exhibit A.

Section 2.14. Defeasance. For purposes of the Notes, Section 2.08 of this Third Supplemental Indenture shall be considered an additional covenant specified pursuant to Section 3.1 of the Base Indenture for purposes of Section 4.5 of the Base Indenture.

Section 2.15. Events of Default. The Events of Default set forth in Sections 5.1 (1), (2), (3), (4), (5), (6) and (7) of the Base Indenture shall apply to the Notes.

Section 2.16. Other Provisions. The Trustee is appointed as the initial Registrar and Paying Agent for the Notes. The Trustee may authenticate the Notes by manual, facsimile or electronic signature.

ARTICLE 3

MISCELLANEOUS

Section 3.01. Base Indenture; Effect of the Third Supplemental Indenture. The Base Indenture, as supplemented and amended hereby, is in all respects ratified and confirmed, and the terms and conditions thereof, as amended hereby, shall be and remain in full force and effect. The Base Indenture and the Third Supplemental Indenture shall be read, taken and construed as one and the same instrument.

Section 3.02. Conflict with Trust Indenture Act. If any provision hereof limits, qualifies or conflicts with another provision hereof which is required or deemed to be included in this Third Supplemental Indenture by any of the provisions of the Trust Indenture Act, such required or deemed included provision shall control.

Section 3.03. Successors and Assigns. All covenants and agreements in this Third Supplemental Indenture by the Company or any Guarantor shall bind its successors and assigns, whether expressed or not.

Section 3.04. Separability Clause. In case any provision in this Third Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.05. Benefits of Indenture. Nothing in this Third Supplemental Indenture, the Base Indenture or in the Notes, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder, the Registrar, the Paying Agent and the Holders, any benefit or any legal or equitable right, remedy or claim under the Indenture.

Section 3.06. Recitals. The recitals contained in this Third Supplemental Indenture shall be taken as the statements of the Company; and the Trustee shall have no liability or responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Third Supplemental Indenture.

Section 3.07. Governing Law. THIS THIRD SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.

Section 3.08. Counterparts. This Third Supplemental Indenture may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[The Remainder of This Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed as of the date first written above.

FIDELITY NATIONAL INFORMATION SERVICES, INC.

By:	/s/ Arthur Lim
Name: Arthur Lim
Title: Executive Vice President & Treasurer

REGIONS BANK, as Trustee

By:	/s/ Craig A. Kaye
Name: Craig A. Kaye
Title: Vice President

[Signature Page to Third Supplemental Indenture]

Exhibit A

FORM OF NOTE CERTIFICATE

THIS SECURITY IS IN GLOBAL FORM WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE OF A DEPOSITARY. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN CERTIFICATED FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

No. A-[ ]	CUSIP No. 31620M CC8

FLOATING RATE SENIOR NOTES DUE 2029

FIDELITY NATIONAL INFORMATION SERVICES, INC., a Georgia corporation, promises to pay to Cede & Co., or its registered assigns, the principal sum of [ ] Dollars ($[ ]) on March 10, 2029.

Interest Payment Dates: March 10, June 10, September 10 and December 10 of each year, beginning on June 10, 2026

Regular Record Date: the 15th calendar day (whether or not a Business Day) immediately preceding the related Interest Payment Date

Dated:

FIDELITY NATIONAL INFORMATION SERVICES, INC.

By:
Name:
Title:

Certificate of Authentication

REGIONS BANK, as Trustee, certifies that this is one of the Securities of the series described in the within-mentioned Indenture.

REGIONS BANK, as Trustee

By:
Authorized Signatory

Dated:

FIDELITY NATIONAL INFORMATION SERVICES, INC.

FLOATING RATE SENIOR NOTES DUE 2029

Capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Indenture referred to below unless otherwise indicated. This Security is one of the series of Securities designated on the face hereof issued under the Indenture, unlimited in aggregate principal amount (the “Notes”).

1. INTEREST. Fidelity National Information Services, Inc., a Georgia corporation (the “Company”), promises to pay interest quarterly in arrears on the principal amount of this Security on each Interest Payment Date, beginning on June 10, 2026, until the principal is paid or made available for payment. The interest rate on the Notes for a particular Interest Period (as defined in the Third Supplemental Indenture) will be a per annum rate equal to a benchmark rate, which will initially be Compounded SOFR (as defined in the Third Supplemental Indenture), as determined on the Interest Payment Determination Date (as defined in the Third Supplemental Indenture), plus a spread of 121 basis points (1.210%). Interest on this Security will accrue from, and including, the most recent date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from, and including, March 10, 2026, in each case to, but excluding, the next Interest Payment Date or the date on which the principal hereof has been paid or made available for payment, as the case may be, provided that, notwithstanding Section 1.12 of the Base Indenture, if an Interest Payment Date (other than the Stated Maturity) falls on a day that is not a Business Day, the Interest Payment Date shall be postponed to the next succeeding Business Day (in which case no additional interest will accrue or otherwise accumulate on the amount payable for the period from and after any such Interest Payment Date) unless such next succeeding Business Day would be in the following month, in which case, the Interest Payment Date shall be the immediately preceding Business Day. Interest shall be computed on the basis of the actual number of days in an Interest Period and a 360-day year.

2. METHOD OF PAYMENT. The Company shall pay interest on this Security (except defaulted interest, if any, which shall be paid on such special payment date as may be fixed in accordance with the Indenture referred to below) on the applicable Interest Payment Date to the Persons who are registered Holders at the close of the 15th calendar day (whether or not a Business Day) immediately preceding the applicable Interest Payment Date. A holder must surrender this Security to a Paying Agent to collect principal and premium payments. The Company shall pay principal, premium, if any, and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts.

3. PAYING AGENT, REGISTRAR AND CALCULATION AGENT. Initially, Regions Bank, the Trustee under the Indenture, shall act as Paying Agent, Registrar and Calculation Agent. The Company may change or appoint any Paying Agent, Registrar, co-Registrar or Calculation Agent without notice to any Holder. The Company or any of its Subsidiaries may act as Paying Agent, Registrar, co-Registrar or Calculation Agent.

4. INDENTURE. The Company issued this Security under the Indenture (the “Base Indenture”), dated as of March 10, 2026, among Fidelity National Information Services, Inc., certain other parties thereto and Regions Bank, as Trustee, as amended and supplemented by the Third Supplemental Indenture (the “Third Supplemental Indenture”), dated as of March 10, 2026, between the Company and said Trustee (the Base Indenture, as amended and supplemented by the Third Supplemental Indenture, the “Indenture”). The terms of this Security were established pursuant to the Third Supplemental Indenture. The terms of this Security include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (“TIA”). This Security is subject to all such terms, and Holders are referred to the Indenture and the TIA. The Company will provide a copy of the Indenture, without charge, upon written request to the Company sent to 347 Riverside Avenue, Jacksonville, Florida 32202, Attention: Corporate Secretary.

5. PERSONS DEEMED OWNERS. Subject to Section 3.8 of the Base Indenture, the registered Holder or Holders of this Security shall be treated as owners of it for all purposes.

6. OPTIONAL REDEMPTION. The Notes are not redeemable.

7. RESERVED.

8. CHANGE OF CONTROL TRIGGERING EVENT. In the event of a Change of Control Triggering Event, the Holders of the Notes shall have the right to require the Company to repurchase all or any part of such Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of the Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased, to, but excluding, the date of purchase pursuant to the provisions of Section 2.08 of the Third Supplemental Indenture, subject to compliance with the procedures specified pursuant to the Third Supplemental Indenture.

9. LEGAL HOLIDAYS. In any case where any Stated Maturity or Maturity of this Security shall not be a Business Day at any Place of Payment, then (notwithstanding any other provision of the Indenture or of this Security), payment of principal, premium, if any, or interest need not be made at such Place of Payment on such date, but may be made on the next succeeding Business Day at such Place of Payment with the same force and effect as if made on such date; provided that no interest shall accrue on the amount so payable for the period from and after such Stated Maturity or Maturity, as the case may be.

10. UNCLAIMED MONEY. Subject to the terms of the Indenture, if money for the payment of principal, premium, if any, or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Company at its request, and thereafter Holders entitled to the money shall, as an unsecured general creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease.

11. AMENDMENT, SUPPLEMENT. Subject to certain exceptions, the Indenture or this Security may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the Securities of each series affected by the amendment. Without the consent of any Holder, the Company, the Guarantors, if any, and the Trustee may amend or supplement the Indenture or this Security to, among other things, cure certain ambiguities or correct certain mistakes or to create another series of Securities and establish its terms.

12. DEFAULTS AND REMEDIES. The Events of Default set forth in Sections 5.1(1), (2), (3), (4), (5), (6) and (7) of the Base Indenture apply to this Security.

If an Event of Default, other than an Event of Default described in Section 5.1(5) or (6) of the Base Indenture, with respect to the Outstanding Securities of the same series as this Security occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of all Outstanding Securities of the same series as this Security, by written notice to the Company (and, if given by the Holders, to the Trustee), may declare the principal of and accrued and unpaid interest, if any, on the aggregate principal amount of all Outstanding Securities of the same series as this Security to be due and payable, and upon any such declaration, such principal and interest, if any, shall be immediately due and payable; provided that, after such a declaration of acceleration with respect to this Security has been made, the Holders of a majority in aggregate principal amount of all Outstanding Securities of the same series as this Security, by written notice to the Trustee, may rescind and annul such declaration and its consequences as provided, and subject to satisfaction of the conditions set forth, in the Indenture. If an Event of Default specified in Section 5.1(5) or Section 5.1(6) of the Base Indenture occurs with respect to the Securities of the same series as this Security, the principal of and accrued and unpaid interest, if any, on all the Outstanding Securities of that series shall automatically become immediately due and payable without any declaration or act by the Trustee, the Holders of the Securities or any other party.

The Holders of a majority in aggregate principal amount of all Outstanding Securities of the same series as this Security, by written notice to the Trustee, may waive, on behalf of all Holders of such Securities, any past Default or Event of Default with respect to such securities and its consequences except (a) a Default or Event of Default in the payment of the principal of, or interest on, any such Security or (b) a Default or Event of Default in respect of a covenant or provision of the Indenture which, pursuant to the Indenture, cannot be amended or modified without the consent of each Holder of each affected Outstanding Security of the same series as this Security. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured.

13. AMOUNT UNLIMITED. The aggregate principal amount of Securities which may be authenticated and delivered under the Indenture is unlimited. The Securities may be issued from time to time in one or more series. The Company may from time to time, without the consent of the Holders of this Security, issue additional Securities of the series of which this Security is a part on substantially the same terms and conditions as those of this Security.

14. TRUSTEE DEALINGS WITH COMPANY. Subject to the TIA, Regions Bank, as Trustee under the Indenture, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company, the Guarantors, if any, or their respective affiliates, and may otherwise deal with the Company, the Guarantors, if any, or their respective affiliates, as if it were not Trustee.

15. NO RECOURSE AGAINST OTHERS. No director, officer, employee, stockholder, member, general or limited partner of the Company or any Guarantor as such or in such capacity shall have any personal liability for any obligations of the Company or any Guarantor under this Security, any guarantee or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. Each Holder, by accepting this Security, waives and releases all such liability. Such waiver and release are part of the consideration for the issue of this Security.

16. DISCHARGE OF INDENTURE. The Indenture contains certain provisions pertaining to discharge and defeasance.

17. GUARANTEES. This Security initially will not be guaranteed by any Subsidiary. Section 9.9 and Article 12 of the Indenture shall apply to this Security.

18. AUTHENTICATION. This Security shall not be valid until the Trustee signs the certificate of authentication by manual, facsimile or electronic signature on the other side of this Security.

19. GOVERNING LAW. THIS SECURITY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.

20. ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

[Remainder of Page Intentionally Left Blank]

ASSIGNMENT FORM

If you, as Holder of this Security, want to assign this Security, fill in the form below: I or we assign and transfer this Security to:

——————————————————

(Insert assignee’s social security or tax ID number)

(Print or type assignee’s name, address, and zip code) and irrevocably appoint:

as agent to transfer this Security on the books of the Company. The agent may substitute another to act for him/her.

Date:

Your signature:

(Your signature must correspond with the name as it appears upon the face of this Security in every particular without alteration or enlargement or any change whatsoever and be guaranteed by a guarantor institution participating in the Securities Transfer Agents Medallion Program or in such other guarantee program acceptable to the Trustee)

Signature
Guarantee:

[FORM OF NOTATION OF GUARANTEE, if applicable]

Each of the undersigned (collectively, the “Guarantors”) have guaranteed, jointly and severally, absolutely, unconditionally and irrevocably (such guarantee by each Guarantor being referred to herein as the “Guarantee”) (i) the due and punctual payment of the principal of (and premium, if any) and interest on the Floating Rate Senior Notes due 2029 (the “Notes”) issued by Fidelity National Information Services, Inc., a Georgia corporation (the “Company”), whether at Stated Maturity, by acceleration or otherwise (including, without limitation, the amount that would become due but for the operation of any automatic stay provision of any Bankruptcy Law), the due and punctual payment of interest on the overdue principal and interest, if any, on the Notes, to the extent lawful, and the due and punctual performance of all other obligations of the Company to the Holders or the Trustee all in accordance with the terms set forth in Article 12 of the Indenture and (ii) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise subject, however, in the case of clauses (i) and (ii) above, to the limitations set forth in Section 12.3 of the Base Indenture.

No director, officer, employee, stockholder, general or limited partner or incorporator, past, present or future, of the Guarantors, as such or in such capacity, shall have any personal liability for any obligations of the Guarantors under the Guarantees by reason of his, her or its status as such director, officer, employee, stockholder, general or limited partner or incorporator. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Guarantees.

Each Holder of a Note by accepting a Note agrees that any Guarantor named below shall have no further liability with respect to its Guarantee if such Guarantor otherwise ceases to be liable in respect of its Guarantee in accordance with the terms of the Indenture.

Capitalized terms used herein without definition shall have the meanings assigned to them in the Notes.

The Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication on the Notes upon which the Guarantee is noted shall have been executed by the Trustee under the Indenture by the manual, facsimile or electronic signature of one of its authorized signatories.

[The Remainder of This Page Intentionally Left Blank; Signature Page Follows]

Guarantors:

[●],
as Guarantors

By:
Name:
Title:

Exhibit B

PURCHASE NOTICE

(1) Pursuant to Section 2.08 of the Third Supplemental Indenture, the undersigned hereby elects to have its Note repurchased by the Company.

(2) The undersigned hereby directs the Trustee or the Company to pay it an amount in cash equal to 101% of the aggregate principal amount to be repurchased (as set forth below), plus interest accrued to, but excluding, the Change of Control Payment Date, as applicable, as provided in the Third Supplemental Indenture.

Dated:

Signature(s)

Signature(s) must be guaranteed by an Eligible Guarantor Institution with membership in an approved signature guarantee program pursuant to Rule 17Ad-15 under the Securities Exchange Act of 1934.

Signature Guaranteed

Social Security or other Taxpayer Identification Number of recipient of Change of Control Payment Principal amount to be repurchased:

Remaining aggregate principal amount following such repurchase (at least U.S.$2,000 or an integral multiple of $1,000 in excess thereof):

NOTICE: The signature to the foregoing election must correspond to the name as written upon the face of the related Note in every particular, without alteration or any change whatsoever.

B-1